Exhibit 99.13

OMAGINE, INC.
$5 WARRANTS

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of warrants exercisable at $5 per share (the “$5 Warrants”) exercisable for the purchase of shares of common stock (“Common Stock” or “Common Shares”) of Omagine, Inc. (the “Company”) pursuant to the warrant distribution described in the Company’s prospectus dated February  , 2012 (the “Prospectus”), hereby certifies to the Company and to Continental Stock Transfer & Trust Company, Inc., as warrant agent for the exercise and transfer of the $5 Warrants, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of $5 Warrants for the purchase of the number of Common Shares on behalf of beneficial owners of $5 Warrants, listing separately below each such exercised number of $5 Warrants and the corresponding number of Common Shares being purchased (without identifying any such beneficial owner):

	Number of $5 Warrants Beneficially Owned	Number of Common Shares Purchased
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number

Participant Name:

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s):